UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Tribal Rides International Corp.

(Exact name of registrant as specified in its charter)

Nevada	37-1758469
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

26060 Acero, Mission Viejo, CA 92691

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The information regarding the Common Stock, $0.0001 par value, of Tribal Rides International Corp., a Nevada corporation (the “Company”), as set forth under the caption “Description of Securities” in the Company’s Post-Qualification Amendment No. 2 on Form 1-A (File No. 024-10888), as amended and filed with the Securities and Exchange Commission on October 1, 2019, is incorporated herein by reference.

The following description as a summary of the material terms of the provisions of the Articles of Incorporation and Bylaws of Tribal Rides International Corp., a Nevada corporation (the “Company”). The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock with $0.0001 par value per share.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of the Company’s common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of the Company’s directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. The Company has not paid any dividends since inception, and it presently anticipates that all earnings, if any, will be retained for development of its business. Any future disposition of dividends will be at the discretion of the Company’s Board of Directors and will depend upon, among other things, its future earnings, operating and financial condition, capital requirements, and other factors.

Holders of the Company’s common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon the Company’s liquidation, dissolution or windup , the holders of its common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the Company’s debts and other liabilities. There are not any provisions in the Company’s Articles of Incorporation or our Bylaws that would prevent or delay change in the Company’s control.

Item 2.	Exhibits.

The following exhibits to this registration statement on Form 8-A have been included in the Company’s previous filings with the Securities and Exchange Commission, and are hereby incorporated by reference as indicated below.

Exhibit No.	Description
2.1	Articles of Incorporation filed May 19, 2014 (filed as Exhibit 3.1 to the Registration Statement on Form S-1/A filed on January 30, 2015 and incorporated herein by reference).
2.2	Amended Articles of Incorporation filed May 8, 2017 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed on July 10, 2017 and incorporated herein by reference).
2.3	Amended Articles of Incorporation filed February 25, 2021 (filed as Exhibit 3.3 to the Annual Report on Form 10-K filed on September 27, 2021 and incorporated herein by reference).
2.4	Bylaws (filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on November 18, 2014 and incorporated herein by reference).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Tribal Rides International Corp.

November 9, 2021	By: /s/ Joseph Grimes
Joseph Grimes, CEO (Principal Executive Officer)

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